Exhibit 10.2

Compensatory Arrangements of Certain Officers

In February 2008, the compensation committee of the board of directors of RadiSys Corporation approved increases in annual base salaries and target bonuses for the following “named executive officers” (as defined by Item 402(a)(3) of Regulation S-K), effective as of April 1, 2008:

Executive Officer	New Base Salary	Target Bonus
Scott Grout - President and Chief Executive Officer	$476,736	$361,920
Brian Bronson - Chief Financial Officer	$293,035	$161,160
Julia Harper - VP Corporate Operations	$254,616	$166,400
Christian Lepiane - VP Worldwide Sales	$255,632	$162,330